Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-230671, 333-259369, and 333-267079 on Form S-8 and Registration Statement No. 333-238857 on Form S-3 of our report dated March 9, 2023, relating to the financial statements of Precision BioSciences, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 9, 2023